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Exhibit 12

                   GTE CALIFORNIA INCORPORATED AND SUBSIDIARY
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                  (Unaudited)


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
(Dollars in Millions)                                               Nine Months Ended
                                                                    September 30, 1998
                                                                    ------------------
Net earnings available for fixed charges:
  Income from continuing operations                                   $        527.5
  Add - Income taxes                                                           357.6
     - Fixed charges                                                           107.3
                                                                      --------------
Adjusted earnings                                                     $        992.4
                                                                      ==============

Fixed charges:
  Interest expense                                                    $         99.7
  Portion of rent expense
     representing interest                                                       7.6
                                                                      --------------
Adjusted fixed charges                                                $        107.3
                                                                      ==============

RATIO OF EARNINGS TO FIXED CHARGES                                              9.25
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